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                                                                      Exhibit 11
                        DEP CORPORATION AND SUBSIDIARIES
                       COMPUTATION OF PER SHARE EARNINGS
                     (in thousands, except per share data)
                                  (UNAUDITED)



                                                Three Months Ended       Six Months Ended
                                                    January 31,             January 31,
                                                ------------------      ------------------
Primary:                                         1995        1994        1995        1994
- --------                                        ------     -------      ------     -------
Net (Loss)                                       ($779)    ($4,382)      ($745)    ($4,601)
                                                ======     =======      ======     =======

Shares:
 Weighted average shares outstanding             6,245       6,224       6,243       6,224
 Shares issuable from assumed exercise of
   outstanding options                              -           20          -           38
                                                ------     -------      ------     -------
Adjusted weighted average shares outstanding     6,245       6,244       6,243       6,262
                                                ======     =======      ======     =======

(Loss) per share                                ($0.12)     ($0.70)     ($0.12)     ($0.73)
                                                ======     =======      ======     =======

Fully diluted shares are not shown because there is no difference between primary and fully diluted shares.